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                                    AMENDMENT TO

                              ARTICLES OF INCORPORATION

                                          OF

                           CONSUMER NET MARKETPLACE, INC.



     The undersigned, Fredrick Rice, being the President of Consumer Net Marketplace, Inc. (the "Corporation"), and Laura D. Murtagh, being the Secretary of the Corporation, hereby certify that:

     1. They are the President and Secretary, respectively, of the Corporation.

     2. The Articles of Incorporation of the Corporation are hereby amended as follows:

     Article THIRD is hereby amended and restated to read as follows:

     THIRD: The Corporation is authorized to issue two basic classes of shares. One class shall be designated as common stock and one class shall be designated as preferred stock. The total number of common shares which this corporation is authorized to issue is fifty-one million (51,000,000), of which fifty million (50,000,000) shares shall be Class A common stock, no par value, and of which one million (1,000,000) shares shall be Class B common stock, $.001 par value. The total number of preferred shares which this Corporation is authorized to issue is one million (1,000,000), no par value.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article THIRD, to provide for the issuance of shares of Class B common stock in series by filing a certificate pursuant to the applicable law of the State of California, to establish from time-to-time the number of shares for each such series and the qualifications, limitations, or restrictions thereof.

     The authority of the Board of Directors with respect to each such series of Class B common stock shall include, but not be limited to, determination of the following:

     a. The number of shares constituting that series and the distinctive designation of that series.

     b. Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights.

     c. Whether that series shall have conversion rights and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine.

     d. Any other relative rights, preferences, and limitations of that series.

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     The holders of the preferred stock shall have such rights, preferences, and privileges as may be determined by the Corporation's Board of Directors prior to the issuance of such shares. The preferred stock may be issued in such series as are designated by this Corporation's Board of Directors, and the Board of Directors may fix the number of authorized shares of preferred stock for each series, and the rights, preferences, and privileges of each series of preferred stock.

     3. The foregoing Amendment to the Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing Amendment to the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation is 6,462,500 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

     The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.

Dated: October 6, 1998

                                        /s/
                                   ------------------------------------------
                                   Fredrick Rice, President


                                        /s/
                                   ------------------------------------------
                                   Laura D. Murtagh, Secretary

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